Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Edgewise Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the Edgewise Therapeutics, Inc. 2024 Inducement Equity Incentive Plan	Other	2,000,000	(2)	$33.80	(3)	$67,600,000.00	0.00015310	$10,349.56
Equity	Common Stock, par value $0.0001 per share	Other	1,456,780	(4)	$0.18	(5)	$262,220.40	0.00015310	$40.15
Total Offering Amounts							$67,862,220.40		$10,389.71
Total Fee Offset									$—
Net Fee Due									$10,389.71

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.0001 par value per share ("Common Stock"), that become issuable under (i) the Registrant’s 2024 Inducement Equity Incentive Plan (the "Plan") and (ii) the currently outstanding stock option award granted to Dr. Alan Russell on September 19, 2017, pursuant to the stock option agreement between Dr. Alan Russell and the Company (the “Stock Option Agreement”) outside of the Company’s compensatory benefit plans, by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Reflects 2,000,000 shares of Common Stock reserved for issuance under the Plan.
(3)	Estimated in accordance with Rules 457 (c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $33.80 per share, which represents the average of the high and low prices of the Registrant’s common stock on November 1, 2024, as reported on the Nasdaq Global Select Market.
(4)	Reflects 1,456,780 shares of Common Stock reserved for issuance pursuant to the Stock Option Agreement.
(5)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.18 per share, which represents the exercise price per share for the stock option award granted to Dr. Alan Russell under the Stock Option Agreement.